Exhibit 10.1
Execution Version
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is dated as of August 24, 2023 (the “Signing Date”) by and between Burke & Herbert Bank & Trust Company, a Virginia community bank (the “Bank”), and Bradford Ritchie (“Executive”). This Agreement collectively refers to the Bank and Executive as the “Parties,” and separately may refer to any one of the Parties as a “Party.”
WHEREAS, the Bank is the wholly-owned Virginia chartered commercial bank subsidiary of Burke & Herbert Financial Services Corp. (the “Company”);
WHEREAS, on the Signing Date, the Company and Summit Financial Group, Inc., a West Virginia corporation (“Summit”) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) under which Summit will merge with and into the Company (the “Merger”), with the Company being the surviving corporation;
WHEREAS, Executive is presently the Executive Vice President of Summit and President of Summit Community Bank, the wholly owned West Virginia chartered commercial bank subsidiary of Summit (“Summit Community Bank”); and
WHEREAS, based on Executive’s position as a key executive officer of Summit and as a material inducement for the Company to enter into the Merger Agreement, Executive and the Company have agreed that upon the consummation of the Merger, Executive shall become an employee of the Bank under the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, upon the other terms and conditions hereinafter provided, and for the good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1Definitions
In addition to terms defined elsewhere in this Agreement, when used anywhere in this Agreement the following terms shall have the meaning set forth below.
(a)“Bank Board” shall mean the Board of Directors of the Bank.
(b)“Bank Entities” shall mean the Bank, the Company and any entity directly or indirectly controlling, controlled by, or under common control with the Bank or the Company.
(c)“Change in Control” shall mean (i) a change in the ownership of the Bank, (ii) a change in the effective control of the Bank, or (iii) a change in the ownership of a substantial portion of the assets of the Bank, in each instance as described below:
(i)A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

(ii)A change in the effective control of the Bank occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(v)(B), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank possessing 30% or more of the total voting power of the stock of the Bank, excluding, solely for purposes of this Section 1.1(c)(ii), any such person or persons acting as a group who owns 30% or more of the total voting power of the stock of the Bank as of the Effective Date of this Agreement) or (B) a majority of the members of the Bank Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank Board prior to the date of the appointment or election, provided that this sub-section (ii) is inapplicable where a majority shareholder of the Bank is another corporation.
(iii)A change in the ownership of a substantial portion of the Bank’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of (A) all of the assets of the Bank, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.
For all purposes hereunder, no event shall be a Change in Control unless such event is also a “change in control event” within the meaning of Treasury regulation section 1.409A-3(i)(5).
Solely for purposes of this Section 1.1(c), references to the term “Bank” shall mean “the Bank or the Company.”
(d)“Code” shall mean the Internal Revenue Code of 1986, as amended, and as interpreted through applicable rulings and regulations, in each case from time to time.
(e)“Company Board” shall mean the Board of Directors of the Company.
(f)“Disability” shall mean Executive’s absence from performance of duties during the Employment Period for 180 days in any twelve-month period (exclusive of any FMLA leave taken by Executive) due to Executive’s physical or mental illness. Evidence of such physical or mental illness shall be certified by a physician licensed to practice in the Commonwealth of Virginia or State of West Virginia mutually agreeable to both Parties. If there is no agreement on the selection of the physician, the Bank shall select on physician and Executive shall select on physician, and the two physicians shall attempt to mutually agree upon such physical or mental disability. If the two physicians cannot agree, then the two physicians shall jointly select a third physician, whose opinion on the determination of such physical or mental disability shall control.
(g)“Employment Period” shall mean Executive’s employment during the Term and, if applicable, each Renewal Term hereunder.
(h)“Good Reason” shall mean any of the following events set forth in this definition of “Good Reason,” each without Executive’s prior consent:
(i)a material diminution in Executive’s duties or responsibilities, including the failure to re-appoint Executive to the officer position set forth under Section 3.1, except in connection with Executive’s death, Disability, termination for Just Cause (as hereinafter defined) or voluntary resignation other than for Good Reason;

(i)a reduction in Executive’s Base Salary (except for any reduction that is part of an employee or executive-wide reduction in pay) as set forth in Section 4.1 ;
(ii)a material breach of this Agreement by the Bank; or
(iii)the relocation of Executive’s principal place of employment to an office that is more than twenty-five (25) miles from the office location described in Section 7.1 of this Agreement, other than an office relocation that reduces the distance (measured in miles) of Executive’s commute from his place of residence to the office.
For the avoidance of doubt, modifications in Executive’s duties and responsibilities as a result of Executive’s transition from his position at Summit to his position at the Bank following the Merger shall not give rise to “Good Reason.” In addition, the timely delivery by the Bank of a Non-Renewal Notice to Executive shall not give rise to “Good Reason.”
(j)“Healthcare Coverage” means coverage for Executive and Executive’s tax-qualified dependents under the Bank’s medical, dental and vision plans, based on the applicable plans and Executive’s coverage elections in effect immediately prior to the Termination Date.
(k)“Just Cause” shall mean Executive’s:
(i)willful act or omission that, in the judgment of the Bank Board, has caused or will likely cause substantial economic damage to the Bank or substantial injury to the business reputation of the Bank;
(ii)act or acts of dishonesty or fraud intended to result in enrichment or advantage to Executive or a third party at the expense of the Bank or through the use of assets of the Bank (including proprietary or confidential information);
(iii)willful failure (other than due to physical or mental incapacity) to carry out Executive’s duties and responsibilities to the Bank, including any reasonable directions from the Bank Board or Company Board, within the standards of performance which could reasonably be expected of an executive working for a banking institution in a similar position, if such willful failure continues for forty-five (45) days or more after written notice of such failure is provided to Executive by the Bank;
(iv)willful failure or refusal (A) to comply with any material term or provision of this Agreement, (B) to adhere to the material terms of such employment-related policies or procedures as have been or may be established by the Bank, or (C) to execute and comply with the material terms of such instruments as may reasonably be requested by the Bank consistent with the foregoing clauses (A) and (B), including, without limitation, the Bank’s rules and policies with respect to conduct and ethics;
(v)conviction or entry of a plea of guilty or nolo contendere or entry into a pretrial diversion program or similar program relating to a felony or any crime involving moral turpitude;
(vi)being subject to an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of Executive’s employment with the Bank, unless Executive has appealed such order and such appeal is pending;
(vii)abuse of alcohol or any controlled substance in a manner that materially negatively affects Executive’s performance or abilities at the Bank, whether or not such activity constitutes a crime; or

(viii)    prohibition from employment with an FDIC-insured institution under applicable federal law.
(l)“Termination Date” shall mean the date on which Executive’s service to the Bank under this Agreement terminates.
ARTICLE 2
EMPLOYMENT PERIOD
2.1Term of Agreement
The effectiveness of this Agreement is conditional upon consummation of the Merger and subject to Executive’s continued employment with Summit until such time. In the event that the Merger Agreement is terminated pursuant to its terms, this Agreement will expire and shall have no further force and effect. Effective upon consummation of the Merger (the “Effective Date”), Executive shall be employed as Executive Vice President, Chief Lending Officer of the Bank, under the terms and conditions of this Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and will continue thereafter for a period of three (3) years. Commencing on the third anniversary of the Effective Date, and on each anniversary date thereafter, the term of the Agreement will extend for a period of one year, with each additional year a “Renewal Term,” unless (a) the Bank provides Executive written notice of non-renewal (“Non-Renewal Notice”) at least ninety (90) days prior to an anniversary date, or (b) the Agreement is terminated pursuant to the termination provisions contained in ARTICLE 8 below. If a Non-Renewal Notice is timely delivered to Executive, this Agreement shall terminate at the end of the then-current Term or Renewal Term.
2.2Annual Performance Evaluation
On a calendar year basis, the Bank shall conduct an annual performance evaluation of Executive, no later than ninety (90) days following each calendar year end, the results of which will be communicated to Executive.
2.3Continued Employment Following Termination of Employment Period
Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the Employment Period.
ARTICLE 3
POSITION AND DUTIES
3.1Title; Responsibility
Executive shall serve as the Executive Vice President, Chief Lending Officer of the Bank and shall perform such administrative and management services as customarily performed by persons in similar executive capacities and as may be reasonably assigned from time to time by the Chief Executive Officer or the Boards of Directors of the Bank and the Company, as applicable. Executive will report directly to the Chief Executive Officer of the Bank and the Company. During the Employment Period, Executive also agrees to serve, if elected, as an officer, director or trustee of any affiliate of the Bank and in such capacity to carry out the duties and responsibilities reasonably appropriate to any such position.

3.2Time Commitment
Subject to Section 6.1, Executive shall devote his full business time and attention to the business and affairs of the Bank and shall use his best efforts to advance the interests of the Bank.

3.3Company Policies
Executive shall comply with and agrees to be bound by the policies of the Bank Entities as in effect from time to time, including (without limitation) policies regarding ethics, personal conduct, stock ownership, securities trading, clawback and hedging and pledging of securities.
ARTICLE 4
ANNUAL COMPENSATION
4.1Annual Salary
In consideration for the services performed by Executive under this Agreement, the Bank shall pay to Executive an annual salary (“Base Salary”) of $410,000. The Base Salary will be paid by the Bank in approximately equal installments in accordance with the Bank’s customary payroll practices. The Bank will review Executive’s Base Salary at least annually and the Base Salary may be increased but may not be decreased (other than as part of an across the board program affecting all executives) without Executive’s consent (any increase in Base Salary will become the new “Base Salary” for purposes of this Agreement).
4.2Incentive Compensation
Executive shall be entitled to participate at a level determined by the Bank Board (or a committee thereof) in any annual incentive compensation or bonus plan as may be available from time to time to executive officers of the Bank, which participation shall be in accordance with the terms of such plans. Payment to Executive for any calendar year of incentive compensation or a bonus under such plans, if any, shall not be construed as an increase in Executive’s Base Salary. Each annual cash bonus, if any, will be paid to Executive as a single lump sum cash payment (less required withholding) as soon as practicable after the last day of the applicable bonus period, but in no event later than March 15th of the calendar year following the year in which the last day of the performance period occurs.
4.3Equity Compensation
Executive shall be entitled to participate in any equity or equity-based compensation plans that may be adopted by the Bank or the Company and, as necessary, approved by the Company’s stockholders, from time to time, under which awards may be granted to senior officers or employees of the Bank, which participation shall be in accordance with the terms and provisions of such plans and at a level determined by, as applicable, the Bank Board or the Company Board, or a committee thereof.
4.4Merger Payment
On the first regularly scheduled payroll date that occurs at least five (5) days after the Effective Date, the Bank will make a one-time special bonus payment to Executive of $695,500.

ARTICLE 5
EMPLOYEE BENEFITS
5.1Benefit Plans
During the Employment Period, Executive will be an employee of the Bank and will be entitled to participate in benefit plans sponsored and maintained by the Bank and generally made available to employees and/or executives; provided, however, such participation shall be in accordance with the terms of the benefit plans and programs and, for purposes of this Section 5.1, the Bank may amend, terminate, modify or reduce benefits provided under such benefit plans and programs provided the changes apply to all similarly-situated participants on an equivalent basis.
5.2Paid Time Off
Executive shall be entitled to not less than 30 days of paid time off (“PTO”) each year during the Employment Period (inclusive of vacation time, sick leave and other personal leave), as well as holidays and certain other paid absences, in accordance with the Bank’s policies and procedures for executive employees, including any transitional policies applicable to former Summit employees. All unused accrued PTO will be payable to Executive upon termination of employment.
5.3Company Car
Executive shall be provided use of a company-owned automobile or, at the Company’s election, paid a periodic automobile allowance.
ARTICLE 6
OUTSIDE ACTIVITIES AND BOARD MEMBERSHIPS
6.1Restrictions on Outside Activities and Board Memberships During Employment
During the Employment Period, Executive shall not take any action to compete with the Bank Entities, and shall not: (i) directly or indirectly, provide services on behalf of any financial institution, any insurance company or agency, any mortgage or loan broker or any other entity or on behalf of any subsidiary or affiliate of any such entity engaged in the financial services industry, as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director; nor shall Executive acquire by reason of purchase during the Employment Period the ownership of more than 1% of the outstanding equity interest in any such entity; (ii) solicit, divert from the Bank Entities, or transact business with any customer of the Bank Entities, for the purpose of providing products or services that are the same as or substantially similar to, and competitive with, those provided by the Bank Entities; (iii) hire, assist others in hiring, or solicit for hire any employee of any of the Bank Entities, or encourage any such employee to terminate employment with any of the Bank Entities; or (iv) induce or attempt to induce any supplier, contractor, agent, representative or any other individual or entity that has a business relationship with any of the Bank Entities to discontinue, terminate, or reduce, the extent of such relationship with any Bank Entity, or to take any action that would disrupt or otherwise damage such relationship. Subject to the foregoing, and to Executive’s right to continue to serve as a director or trustee of any business organization or entity as to which he was so serving on the Signing Date (as disclosed in writing to the Bank Board), Executive may serve on boards of directors of unaffiliated, for-profit or not-for-profit entities, subject to prior approval of the Bank Board. Except as specifically set forth herein, Executive may engage in personal business and investment activities, including real estate investments and personal investments in the stocks, securities and obligations of other financial institutions (or their holding companies). Notwithstanding the foregoing, in no event shall Executive’s outside activities, services, personal business and investments materially interfere with the performance of his duties under this Agreement.
ARTICLE 7
WORKING FACILITIES AND EXPENSES
7.1Working Facilities
Executive’s principal place of employment shall be, at his choice, either (a) 400 Washington Street E, Charleston, WV 25301, or (b) the Company’s headquarters.

7.2Expenses
The Bank shall reimburse Executive for his ordinary and necessary business expenses, incurred in connection with the performance of his duties under this Agreement, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require. Any such expense shall be reimbursed as soon as practicable and no later than two and one-half months following the end of the year in which the expense was incurred, and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year.
ARTICLE 8
TERMINATION OF EMPLOYMENT
If Executive’s employment pursuant to this Agreement terminates before the end of the Term or a Renewal Term, then the rights and obligations of the Parties shall be determined hereunder. If Executive’s employment pursuant to this Agreement terminates at the end of the Term or a Renewal Term and the Bank has provided Executive a Non-Renewal Notice at least ninety (90) days prior to the expiration of the then-current Term or Renewal Term, as the case may be, the sole amounts payable under this ARTICLE 8 shall be those Accrued Obligations (as defined in Section 8.1) and any Other Benefits (as defined in Section 8.7) to which he may be entitled.
8.1All Terminations
In the event Executive’s employment with the Bank terminates during the Employment Period for any reason and regardless as to whether or not Executive executes the Release as provided for in Section 8.9, the Bank shall pay Executive the sum of Executive’s (a) earned but unpaid Base Salary within 65 days of the Termination Date or such sooner date as required by law, (b) any bonus earned for the prior calendar year under the Bank’s Executive Variable Compensation Plan (or similar arrangement) that has not been paid as of the Termination Date no later than March 15th of the year in which the Termination Date occurs, (c) business expenses that have not been reimbursed by the Bank within 65 days of the Termination Date or such sooner date as required by law, and (d) any accrued and unpaid PTO if such amounts have not been paid as of the Termination Date, within 65 days of the Termination Date or such sooner date as required by law, (the “Accrued Obligations”); provided, that notwithstanding the foregoing, if Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of his compensation described in this clause, then for purposes of this Section 8.1, such election shall remain effective and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below).
8.2Termination for Just Cause
The Bank Board may immediately terminate Executive’s employment at any time for Just Cause. Executive shall not have the right to receive compensation or other benefits for any period after the Termination Date for Just Cause. For purposes of this section, no act, or failure to act, on Executive’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interests of the Bank.
8.3Termination for Good Reason or Termination Without Just Cause
(a)Termination for Good Reason or Termination Without Just Cause. Executive may voluntarily resign from employment with the Bank for Good Reason during the Employment Period, but only if Executive has, within ninety (90) days after the first incidence of the particular event, given the Bank written notice detailing the event alleged to constitute Good Reason and the Bank has not cured the event within thirty (30) days after receiving such notice from Executive (but the Bank may elect to waive such thirty (30) day period), and Executive has resigned within thirty (30) days thereafter. The Bank may terminate Executive’s employment without Just Cause, provided that such termination of employment constitutes a “Separation from Service” within the meaning of Section 409A of the Code (“Section 409A”) and the Treasury regulations promulgated thereunder. In the event Executive terminates employment with Good Reason or the Bank terminates Executive’s employment without Just Cause, Executive will be entitled to the severance benefits set forth in Section 8.3(b); provided, however, that if the termination of employment occurs within two years after a Change in Control, the severance benefits will be determined as set forth in Section 8.5.
(b)Severance Pay. Upon Executive’s termination of employment in accordance with Section 8.3(a), the Bank shall pay to Executive (or, in the event of Executive’s death after the termination of employment has occurred in accordance with Section 8.3(a), the Bank shall pay to Executive’s surviving spouse, beneficiary or estate) an amount equal to the following, subject to the Release Requirement (as defined below):
(i)the Accrued Obligations as set forth in Section 8.1;
(ii)the amount equal to the product of (A) two and (B) the sum of (I) Executive’s Base Salary at the Termination Date and (II) a cash bonus equal to 40% multiplied by Executive’s Base Salary at the Termination Date (the “Target Cash Bonus”); and
(iii)an amount equal to the product of (A) 100% of Executive’s full total monthly premium (i.e. Executive’s portion and the Bank’s portion) for Executive’s Healthcare Coverage, times (B) 12.
8.4Voluntary Resignation Without Good Reason
Executive may voluntarily resign without Good Reason after giving sixty (60) days’ prior written notice to the Bank provided, however, that the Bank may accelerate the Termination Date upon receipt of written notice of the Executive’s resignation. If Executive terminates his employment without Good Reason, Executive will be entitled to no other payment or compensation of any kind except for the Accrued Obligations as set forth in Section 8.1 and any Other Benefits (as defined in Section 8.7) to which he may be entitled.

8.5Termination Due to a Change in Control
If within the period ending two years after a Change in Control (a) the Bank terminates Executive’s employment without Just Cause, or (b) Executive voluntarily terminates his employment for Good Reason, the Bank shall pay Executive an amount equal to the following, subject to the Release Requirement:
(i)the Accrued Obligations as set forth in Section 8.1; and
(ii)the amount equal to the product of (A) 2.99 and (B) the sum of (I) Executive’s Base Salary at the Termination Date and (II) the Targeted Cash Bonus; and
(iii)an amount equal to the product of (A) 100% of Executive’s full total monthly premium (i.e. Executive’s portion and the Bank’s portion) for Executive’s Healthcare Coverage, times (B) 18.
8.6Termination due to Death or Disability
In the case of a termination of Executive’s employment due to death or Disability, Executive shall be entitled to the following from the Bank:
(a)    benefits under any applicable short-term and/or long-term disability insurance plan,
(b)the Accrued Obligations as set forth in Section 8.1, and
(c)an amount equal to the product of (i) the Target Cash Bonus, and (ii) a fraction, with the numerator equal to the number of days in the then current calendar year through the Termination Date and the denominator equal to 365.
8.7Other Benefits
(a)If Executive receives payments and benefits pursuant to ARTICLE 8 of this Agreement, Executive shall not be entitled to any duplicative severance pay or duplicative benefits under any severance plan, program or policy of the Bank, unless otherwise specifically provided therein in a specific reference to this Agreement. To the extent not theretofore paid or provided, the Bank shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy, contract or agreement of the Bank (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms of the underlying plans or agreements.
(b)If Executive’s employment terminates pursuant to Sections 8.3, 8.5 or 8.6, and unless otherwise provided in the applicable award agreement, subject to the Release Requirement, (i) any unvested restricted stock (or similar) awards subject to time-based vesting shall become fully and immediately vested, and to the extent that the award is exempt from Section 409A, shall then be paid, and (ii) any unvested performance stock (or similar) awards shall become fully and immediately vested based on actual performance as of the Termination Date, and if actual performance is not determinable, at target, and to the extent that the award is exempt from Section 409A, shall then be paid.
8.8Timing of Severance Payments

The Accrued Obligations shall be paid in the time period set forth in Section 8.1 above, and the Other Benefits shall be paid in accordance with their terms. Any other cash payments pursuant to this ARTICLE 8 shall be made in a lump sum within sixty-five (65) days following the Termination Date less applicable withholding taxes. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment with the Bank or following a Change in Control. Notwithstanding anything herein to the contrary, if Executive is a Specified Employee, as defined in Code Section 409A, and if any payment to be made under ARTICLE 8 or any other arrangement between Executive and the Bank Entities shall be determined to be subject to Code Section 409A, then to the extent required by Code Section 409A to avoid accelerated taxation and/or tax penalties thereunder, such payment shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service (within the meaning of Section 409A), or if earlier, upon Executive’s death.
8.9Release Agreement
Notwithstanding anything in this Agreement to the contrary, Executive will not receive any payments or benefits under this ARTICLE 8, other than those set forth in Section 8.6 and the Accrued Obligations and Other Benefits, unless and until Executive executes a general release of claims in a form prescribed by the Bank (the “Release”) against the Bank Entities and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances, including but not limited to those relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims which may not be released by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. The Release must be executed and become irrevocable by the 60th day following the Termination Date (the “Release Requirement”), provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with Code Section 409A, the payments will be paid, or commence, in the second calendar year.
ARTICLE 9
COVENANTS AND OBLIGATIONS
9.1Restrictive Covenant Agreement
In consideration of the payments and benefits provided hereunder, and as inducement for the Bank to enter into this Agreement, Executive must execute the Non-Disclosure and Restrictive Covenant Agreement attached as Exhibit A hereto (the “Restrictive Covenant Agreement”) and comply therewith.
9.2Cooperation
Executive shall, upon reasonable notice, furnish such information and assistance to the Bank, as may reasonably be required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any of its subsidiaries or affiliates. Any assistance under this Section 9.2 shall not unreasonably interfere with Executive’s personal or business affairs. The Bank shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling the obligations of this Section 9.2. To the extent Executive’s cooperation is requested at any point following the Employment Period, the Bank will pay Executive a reasonable hourly or per diem fee (calculated based on Executive’s most recent Base Salary under this Agreement) for Executive’s services that exceed either two (2) hours in a calendar month or five (5) hours in a calendar year.

ARTICLE 10
GENERAL
10.1Regulatory Requirements
(a)Notwithstanding anything herein contained to the contrary, any payments or other provision of benefits to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
(b)Notwithstanding any other provision in this Agreement, (i) the Bank may terminate or suspend this Agreement and the employment of Executive hereunder, as if such termination were a termination for Just Cause under Section 8.2 hereof, to the extent required by federal or state laws or regulations related to banking, to deposit insurance or bank holding companies or by regulations or orders issued by the Federal Deposit Insurance Corporation or the Virginia Bureau of Financial Institutions and (ii) no payment shall be required to be made to Executive under this Agreement to the extent such payment is prohibited by applicable law regulation or order issued by a banking agency or a court of competent jurisdiction; provided, that it shall be the Bank’s burden to prove that any such action was so required.
10.2Arbitration; Legal Fees
(a)In the event that any dispute should arise between the Parties as to the meaning, effect, performance, enforcement, or other issue in connection with this Agreement, which dispute cannot be resolved by the Parties, the dispute shall be decided by final and binding arbitration of a panel of three arbitrators. Proceedings in arbitration and its conduct shall be governed by the rules of the American Arbitration Association (“AAA”) applicable to commercial arbitrations (the “Rules”) except as modified by this Section. Executive shall appoint one arbitrator, the Bank shall appoint one arbitrator, and the third shall be appointed by the two arbitrators appointed by the Parties. The third arbitrator shall be impartial and shall serve as chairman of the panel. The Parties shall appoint their arbitrators within thirty (30) days after the demand for arbitration is served, failing which the AAA promptly shall appoint a defaulting Party’s arbitrator, and the two arbitrators shall select the third arbitrator within fifteen (15) days after their appointment, or if they cannot agree or fail to so appoint, then the AAA promptly shall appoint the third arbitrator. The arbitrators shall render their decision in writing within thirty (30) days after the close of evidence or other termination of the proceedings by the panel, and the decision of a majority of the arbitrators shall be final and binding upon the Parties, nonappealable, except in accordance with the Rules and enforceable in accordance with the applicable state law. Any hearings in the arbitration shall be held in the City of Alexandria, Virginia, unless the Parties agree on a different venue, and shall be private and not open to the public. Each Party shall bear the fees and expenses of its arbitrator, counsel, and witnesses, and the fees and expenses of the third arbitrator shall be shared equally by the Parties. The other costs of the arbitration, including the fees of AAA, shall be borne as directed in the decision of the panel.
(b)Legal Fees and Other Expenses. If Executive is successful on the merits of the dispute, as determined in the arbitration, all legal fees and such other expenses as reasonably incurred by Executive as a result of or in connection with or arising out of the dispute, shall be paid by the Bank, provided that such payment or reimbursement is made by the Bank not later than two and one-half months after the end of the year in which such dispute is resolved in Executive’s favor.

(c)    For the avoidance of doubt, Section 10.2 shall not apply to any dispute arising between the Parties under the Restrictive Covenant Agreement. The dispute resolution provisions governing such agreement are set forth therein.
10.3Indemnification and Insurance
The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Bank (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Bank Board); provided, however, that the Bank shall not be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C.§1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.
10.4Notices
The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section 10.4. Any notice or other communication given pursuant to the provisions of this Section 10.4 shall be deemed to have been given (a) if sent by messenger, upon personal delivery to the Party to whom the notice is directed; (b) if sent by reputable overnight courier, one business day after delivery to such courier; (c) if sent by facsimile, upon electronic confirmation of receipt, (d) if sent by email, when transmitted to the appropriate email address, provided that no “error” message or other notification of non-delivery is generated, and (e) if sent by mail, three business days following deposit in the United States mail, properly addressed, postage prepaid, certified or registered mail with return receipt requested. All notices required or permitted to be given hereunder shall be addressed as follows:
If to Executive:    At the last address (including email address) on file with the Bank
If to the Bank:    Burke & Herbert Bank & Trust Company
100 South Fairfax Street
Alexandria, Virginia 22314
Attention: Corporate Secretary
10.5Amendment
No modifications of this Agreement shall be valid unless made in writing and signed by the Parties hereto.
10.6Miscellaneous
(a)    Notice of Termination. Any termination of Executive’s employment by the Bank shall be communicated in writing to Executive, and any voluntary termination of employment by Executive shall be communicated in writing to the Bank.

(b)Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Executive, his legal representatives and estate and intestate distributees, and the Bank, its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred. Any such successor of the Bank shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Bank, and Executive’s obligations hereunder shall continue in favor of such successor.
(c)Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.
(d)Waiver. Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the Party against whom its enforcement is sought. Any waiver or relinquishment or any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.
(e)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
(f)Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern.
(g)Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Article or Section. Any reference to an Article or Section number shall refer to an Article or Section of this Agreement, unless otherwise specified.
(h)Entire Agreement. This instrument contains the entire agreement of the Parties relating to the subject matter hereof and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including that certain amended and restated employment agreement made and entered into on December 26, 2008 by and among Summit, Summit Community Bank and Executive, as amended from time to time.
10.7Section 409A
It is the intention of the Parties that the benefits and rights to which Executive could be entitled pursuant to this Agreement be exempt from or comply with Section 409A, and the provisions of this Agreement shall be construed in a manner consistent with that intent and the requirements for avoiding taxes or penalties under Section 409A. If either Party believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other Party and both Parties shall negotiate reasonably and in good faith to amend or clarify the terms of such benefits and rights such that they do not violate Section 409A (with the intent and effect of avoiding any adverse economic effect for Executive). No Party, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until Executive incurs a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a

“termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service. For purposes of applying the provisions of Section 409A to this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, and each individual installment in a series of payments, shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent they are subject to Section 409A, amounts reimbursable to Executive shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year.
Notwithstanding the foregoing, the Bank makes no guarantee as to the treatment of payments and benefits hereunder under Section 409A, and Executive shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Executive on account of non-compliance with Section 409A.
10.8Tax Matters
(a)Any provisions in plans or arrangements with Executive, including those put into effect by Summit or its affiliates, that provide for the cutback of payments or benefits to avoid treating such payments or benefits as an excess parachute payment, including without limitation Section 2.12 of that certain 2016 Salary Continuation Agreement, shall remain in full force and effect, and apply to payments or benefits in connection with the Merger and any subsequent change in control of the Bank Entities, to the extent applicable.
(b)After giving effect to Section 10.8(a), in the event the receipt of all payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code), whether paid or payable pursuant to this Agreement or otherwise (the “Change in Control Benefits”) would subject Executive to an excise tax imposed by Code Sections 280G and 4999, then such payments and/or benefits (the “Payments”) shall be reduced by the minimum amount necessary so that no portion of the Payments under this Agreement are non-deductible to the Bank pursuant to Code Section 280G and subject to the excise tax imposed under Code Section 4999 (the “Reduced Amount”). Any such reduction shall be implemented by determining the Parachute Payment Ratio (as defined below), as determined in good faith by the Bank, for each Payment and then reducing the Payments in order beginning with the Payment with the highest Parachute Payment Ratio. For any Payments with the same Parachute Payment Ratio, such Payments will be reduced based on the time of payment of such Payments, with the latest Payments reduced first. For payments with the same Parachute Ratio and the same time of payment, each such Payment will be reduced proportionately. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction, (x) the numerator of which is the value of the applicable total Payments (as calculated for purposes of Code Section 280G) and (y) the denominator of which is the intrinsic (i.e., economic) value of the applicable total Payments. Notwithstanding the foregoing, the Payments will not be reduced if it is determined that without such reduction, the Change in Control Benefits received by Executive on a net after-tax basis (including without limitation, any reduction for excise taxes payable under Code Section 4999) is greater than the Change in Control Benefits that Executive would receive, on a net after-tax benefit, if Executive is paid the Reduced Amount under the Agreement.
(c)Unless otherwise agreed in writing by the Parties, all calculations with respect to Sections 280G and 4999 of the Code required under this Section 10.8 shall be determined by a nationally recognized firm with appropriate expertise mutually agreeable to the Bank and Executive (the “Firm”) whose determination will be conclusive and binding on all Parties. The Bank shall pay all fees charged by the Firm for this purpose. The Bank and Executive shall provide the Firm with all information or documents it reasonably requests, and the Firm will be entitled to rely on such information and on reasonable estimates and assumptions and interpretations of the provisions of Sections 280G and 4999 of the Code. If it is determined that the Payments should be reduced as a result of the Section 280G calculations performed by the Firm, the Bank shall promptly give (or cause the Firm to give) Executive notice to that effect and a copy of the detailed calculations thereof. All determinations made under this Section 10.8 shall be made as soon as reasonably practicable.
10.9Withholding
The Bank Entities may withhold from any amounts payable under this Agreement required federal, state, local and foreign taxes.
10.10 Advice of Counsel
Executive acknowledges that he has had the opportunity to be represented by counsel in the negotiation of this Agreement and is fully aware of his rights and obligations under this Agreement. This Agreement is the product of informed negotiations between Executive and the Bank. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. Executive and the Bank agree that none of the parties was in a superior bargaining position regarding the substantive terms of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Bank and Executive have duly executed this Agreement as of the day and year first written above.
Bradford E. Ritchie
By: /s/ Bradford E. Ritchie
Bradford E. Ritchie

Burke & Herbert Bank & Trust Company
By: /s/ David P. Boyle
David P. Boyle
President & Chief Executive Officer

[Signature page to Employment Agreement with Bradford E. Ritchie]